                       Securities and Exchange Commission
                              Washington, DC 20549





                                    FORM 8-K

                                 Current Report





     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934





      Date of Report (Date of earliest event reported) - September 25, 1996




                         Minnesota Power & Light Company

                             A Minnesota Corporation
                           Commission File No. 1-3548
                   IRS Employer Identification No. 41-0418150
                             30 West Superior Street
                             Duluth, Minnesota 55802
                           Telephone - (218) 722-2641

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Item 5.    Other Events.


A.       Minnesota Power and USX Sign New Electric Agreement

         On September 25, 1996 Minnesota Power & Light Company (Minnesota Power or Company) and USX Corporation (USX) entered into a Restated Electric Service Agreement (Agreement) which provides for electric service to USX's Minntac taconite plant through at least 2007. Minntac is the Company's largest electric customer and annually produces about 14 million tons of taconite pellets for steel production. The Agreement is subject to approval by the Minnesota Public Utilities Commission, which was also requested on September 25, 1996. Existing contract obligations will remain in effect through the present contract term of May 1999.

         Under this Agreement, USX may elect to increase its future power requirements on a semi-annual basis and is provided with an incentive of lower costs if advance notice is provided to Minnesota Power of those future requirements. In addition, under the Company's Large Power Incentive Program, USX will receive funding for $5.8 million of conservation projects when approved by the Minnesota Department of Public Service. Demand charges in the service schedule will not be increased.



B.       Southern States Utilities Implements New Rates

         Southern States Utilities, Inc. (SSU), a wholly owned subsidiary of the Company, implemented new water and wastewater rates on September 20, 1996 that will result in an annualized increase of approximately $11.1 million in revenue. SSU requested an $18.1 million rate increase in June 1995. Approved interim rates of $7.9 million on an annualized basis have been in effect since January 23, 1996. Though a final order has not yet been issued by the Florida Public Service Commission (FPSC), SSU anticipates that it will appeal certain aspects of the FPSC decision.



C.       ADESA Adds Two New Auto Auction Locations

         On September 30, 1996 Minnesota Power exchanged 473,006 shares of common stock of Minnesota Power (Common Stock) for all the outstanding shares of common stock of Alamo Auto Auction, Inc. and Alamo Auto Auction Houston, Inc. The Common Stock was issued by the Company and delivered to the sellers in a private placement transaction that has been accounted for as a pooling of interests. ADESA Corporation (ADESA), a wholly owned subsidiary of the Company, will have oversight of these auto auction businesses in San Antonio and Houston, Texas. The San Antonio auction site is on 48 acres and has five auction lanes. The Houston site is on 9 acres and has recently commenced operations.

         These purchases, combined with ADESA's auto auction in Austin, Texas, strengthen ADESA's presence in the Texas market which is the third largest car and second largest truck market in the United States. ADESA owns and operates 23 automobile auctions in the United States and Canada through which used cars and other vehicles are sold to franchised automobile dealers and licensed used car dealers.


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                                   Signatures


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                             Minnesota Power & Light Company
                                         --------------------------------------
                                                      (Registrant)





October 3, 1996                                      D. G. Gartzke
                                        --------------------------------------
                                                     D. G. Gartzke
                                             Senior Vice President - Finance
                                              and Chief Financial Officer













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